EXHIBIT 1
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                                     [LOGO]





                         THE DESCARTES SYSTEMS GROUP INC.



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                         RENEWAL ANNUAL INFORMATION FORM

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                                  June 20, 2002


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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ITEM 2       CORPORATE STRUCTURE..............................................2

  2.1        THE COMPANY......................................................2
  2.2        INTERCORPORATE RELATIONSHIPS.....................................2

ITEM 3       GENERAL DEVELOPMENT OF THE BUSINESS..............................2

  3.1        PROFILE..........................................................2
  3.2        HISTORY AND GENERAL DEVELOPMENT..................................2
  3.3        SIGNIFICANT ACQUISITIONS AND DISPOSITIONS........................4
             (1) Significant Acquisitions.....................................4
             (2) Significant Dispositions.....................................4
  3.4        TRENDS...........................................................4

ITEM 4       NARRATIVE DESCRIPTION OF THE BUSINESS............................4

  4.1        COMPANY OVERVIEW.................................................4
  4.2        PRINCIPAL PRODUCTS AND SERVICES..................................5
             (1) Network-Based Logistics Services.............................5
                 (i) Logistics Connectivity...................................5
                 (ii) Network-Based Applications..............................5
             (2) Logistics Software...........................................6
             (3) Consulting Services..........................................6
             (4) Customer Service and Support.................................6
             (5) Hardware Sales...............................................6
  4.3        REVENUE SOURCES..................................................7
  4.4        CUSTOMER BASE....................................................7
  4.5        SALES AND MARKETING..............................................7
             (1) Sales Force..................................................7
             (2) Strategic Marketing Alliances................................8
  4.6        RESEARCH AND DEVELOPMENT.........................................8
  4.7        COMPETITION......................................................8
  4.8        INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS...............9
  4.9        EMPLOYEES.......................................................10
  4.10       RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE
               FLUCTUATIONS..................................................10

ITEM 5       SELECTED CONSOLIDATED FINANCIAL INFORMATION.....................10

  5.1        SELECTED CONSOLIDATED ANNUAL FINANCIAL INFORMATION..............10
  5.2        DIVIDEND POLICY.................................................11

ITEM 6       MANAGEMENT'S DISCUSSION AND ANALYSIS............................12

ITEM 7       MARKET FOR SECURITIES...........................................12

ITEM 8       DIRECTORS AND OFFICERS..........................................12

  8.1        SUMMARY INFORMATION.............................................12
  8.2        COMMITTEES OF THE BOARD OF DIRECTORS............................14

ITEM 9       ADDITIONAL INFORMATION..........................................15

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Information contained herein is provided as at January 31, 2002 and is in U.S.
dollars, unless otherwise indicated.

ITEM 2  CORPORATE STRUCTURE

2.1  THE COMPANY

The Descartes Systems Group Inc. ("Descartes" or the "Company") was amalgamated under the Business Corporations Act (Ontario) on January 26, 1999. Its principal executive office is located at 120 Randall Drive, Waterloo, Ontario N2V 1C6 and its phone number is (519) 746- 8110.

2.2  INTERCORPORATE RELATIONSHIPS

The following is a list of Descartes' material subsidiaries with each subsidiary's jurisdiction of incorporation or organization and the percentage of voting securities directly or indirectly owned by Descartes:

Descartes Systems (USA), Inc.        Delaware            100%
E-Transport Incorporated             Pennsylvania        100%
TranSettlements, Inc.                Georgia             100%

ITEM 3  GENERAL DEVELOPMENT OF THE BUSINESS

3.1  PROFILE

Descartes develops, markets, operates, implements and supports software and network-based solutions for logistics. The Company's solutions, which are Internet-enabled and function with a variety of computer and network hardware and operating systems, enable end-to-end shipment management, supply chain visibility, logistics messaging, delivery optimization and carrier contract management. In addition, the Company provides a variety of related services, including support and maintenance services, consulting, implementation and training. The Company's solutions are licensed to companies in over 60 countries, and the Company has approximately 636 employees world-wide. The Company markets and sells its products through a direct world-wide sales force, as well as through distributors and alliances in Europe, the Americas and Asia.

3.2  HISTORY AND GENERAL DEVELOPMENT

For over 10 years, Descartes has provided software and services designed to automate and optimize various supply chain execution functions. The Company's initial focus was in servicing customers in industries characterized by short time-to-plan horizons. Companies in these industries, such as bakeries, dairies, newspapers, couriers and others, are faced with particular problems by virtue of the extremely short shelf lives of their products. Speedy execution of distribution plans and visibility of inventory, order and other information are of paramount importance to such delivery-sensitive companies. The Company developed,
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marketed, implemented and supported enterprise applications addressing the requirements of this market.

Over time, in anticipation of the needs of the marketplace and with developments in technology, in particular Internet-based technologies, the Company expanded its solution set towards a logistics focused network offering. The Company's network-based logistics solutions are designed to enable the real-time integration of supply chain communities into a networked environment to enable the sharing of information about logistics activities taking place in these communities. This network enables connectivity among supply chain participants, and is overlaid with applications providing optimization capabilities. The Company's network-based solutions are offered via Descartes' proprietary logistics network. This network, which includes participants such as manufacturers, distributors, retailers and transportation service providers, is referred to by the Company as the "Global Logistics Services Network" (or "GLSN"). The GLSN is a flexible framework that supports logistics business processes and connects trading partner communities. The GLSN has grown both organically and by acquisition, giving customers access to thousands of connected trading partners.

As the Company has evolved from the provision of enterprise software and services to the Internet-based logistics marketplace, the revenue model for the Company has also evolved. In the enterprise applications market, the revenue model was typically comprised of a software license fee for a perpetual license granted to customers. This license fee was typically recognized as revenue in the period in which the perpetual license was granted and the software was shipped to a customer. Customer support and software maintenance services were provided for a periodic fee that was typically recognized rateably over the period. In addition, professional services fees related to implementation and other services provided on behalf of a customer were billed on a time and materials basis and recognized in the period in which the services were performed. Currently, the Company's revenue model for its network offering is typically comprised of: (a) technology transfer fees, which are recognized in the period in which the technology is delivered to the customer; (b) ongoing transaction fees based on the customer's use of the Company's network technology, which are calculated by reference to a tariff on a transaction basis and recognized in the period in which such use of the technology takes place;
(c) network subscription fees which are recognized rateably over the term agreed to with the customer; and (d) professional services fees charged on a time and materials basis and recognized in the period in which the services are performed. For optimization applications that are not reliant on the Company's network infrastructure, the revenue model is similar to that of the enterprise application market solutions historically offered by the Company. While the description above represents the Company's typical revenue model, individual customer contracts may vary from such model and this model may evolve as the market for the Company's products and services matures. Other such models include contracts with network operators that may require the Company to provide additional services including market development activities over a specified future period. Revenue recognition is subject to applicable generally accepted accounting principles.

Over the past three years, the Company's revenues from license and network have experienced growth from 43% of total revenues in fiscal 2000 to 85% of the total revenues in fiscal 2002.
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3.3  SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

(1)  SIGNIFICANT ACQUISITIONS

On June 19, 2001, the Company acquired 100% of the outstanding shares of TranSettlements, Inc., an Atlanta-based company ("TranSettlements") for consideration of 1,534,964 Descartes common shares and the assumption of existing stock options exercisable for an aggregate of 176,850 Descartes common shares, collectively valued at approximately $25 million (excluding acquisition costs). TranSettlements is a provider of logistics network messaging services for the North American ground transportation industry.

On July 2, 2001, the Company acquired 100% of the outstanding shares of Centricity, Inc. ("Centricity"), a privately held Atlanta-based company. Centricity is a provider of ground transportation management and optimization solutions. The consideration for this acquisition (excluding acquisition costs) was the issuance by the Company of 1,311,205 Descartes common shares and the assumption of existing stock options exercisable for an aggregate of 208,107 common shares, collectively valued at approximately $24 million.

On December 21, 2001, the Company acquired 70% of the outstanding shares of Tradevision AB ("Tradevision") from Nocom AB ("Nocom"), representing all the shares of Tradevision held by Nocom. The Company also acquired $1.3 million indebtedness of Tradevision to Nocom. Tradevision is a European provider of global connectivity and value-added software solutions for transportation logistics. The consideration for this acquisition (excluding acquisition costs and including the acquisition of the indebtedness) was approximately $2.5 million.

(2)  SIGNIFICANT DISPOSITIONS

During the past fiscal year, the Company made no significant dispositions.

3.4  TRENDS

Rapid technological change and frequent new product introductions and enhancements characterize the software and network services industries. Organizations are increasingly requiring greater levels of functionality and more sophisticated product offerings. Accordingly, the Company expects that its future success will be dependent upon its ability to enhance current products or develop and introduce new products offering enhanced performance and functionality at competitive prices. In particular, the growth of Internet-based logistics solutions has been gaining momentum.

ITEM 4   NARRATIVE DESCRIPTION OF THE BUSINESS

4.1  COMPANY OVERVIEW

Descartes develops, markets, implements and supports software and network-based solutions for logistics. Descartes has significant experience in providing integrated software applications and network services to manage end-to-end supply chains. The Company's history of serving industries with short order-to-fulfillment cycles has allowed it to develop significant expertise regarding the requirements of logistics and to design solutions that address the specific needs of
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enterprises seeking to increase the efficiency and speed, and reduce the costs, of their logistics operations.

The logistics process is made up of manufacturers, distributors, retailers and transportation service providers. Descartes' technologies enable each of these parties across industries and modes to better manage the movement of goods and related information.

Descartes has a portfolio of logistics solutions. Descartes offers "Network-Based Logistics" services that include "Logistics Connectivity" and "Network-Based Applications" such as Global Visibility and Inventory Control, Multimodal Transportation Management and Carrier Contract and Shipment Management. Descartes also offers "Logistics Software", which consists of its Routing and Scheduling solution.

Descartes' Network-Based Logistics and Logistics Software allow users to monitor movement of goods with customized status and event notifications, manage the best carrier and rate combination for all shipments across all modes of transportation, manage complex ocean carrier rates and service contracts, and efficiently route private or dedicated fleets and schedule delivery times.

4.2  PRINCIPAL PRODUCTS AND SERVICES

(1) NETWORK-BASED LOGISTICS SERVICES ARE AVAILABLE THROUGH THE GLSN AND COMPRISED OF LOGISTICS CONNECTIVITY AND NETWORK-BASED APPLICATIONS

(I)  LOGISTICS CONNECTIVITY

Logistics Connectivity consists of connecting a company to its trading partners, and allowing them to communicate logistics-related information such as status messages. Logistics Connectivity is available through the GLSN either as a stand-alone product or together with Descartes' Network-Based Applications.

Descartes' GLSN is a flexible framework that supports logistics business processes and connects trading partner communities. The GLSN enables rapid activation of technologies and communication of logistics information to address the demands of extended enterprise supply chains. Its open architecture allows trading partner systems to integrate with logistics-critical data and business rules. It enables organizations to connect with a single, simple mechanism that incorporates security so pre-authorized users access information, applications and documents. The GLSN manages the integration of many data communication standards, and maintains responsibility for data monitoring, quality and integrity. Recognizing that each participant may have different technological abilities and needs, the GLSN supports common communication protocols, leveraging comprehensive embedded dictionaries for translation.

(II) NETWORK-BASED APPLICATIONS

Network-Based Applications include Global Visibility and Inventory Control, Carrier Contract and Shipment and Management Multimodal Transportation Management.
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a)   Global Visibility and Inventory Control: This application solution covers shipments as they move through multiple organizations, transportation modes, and geographies. The application solution provides a framework that delivers comprehensive order, inventory and event visibility across the supply chain.

b) Carrier Contract and Shipment Management: This suite of applications allows carriers to produce their own service contracts for containerized shipments. It provides integrated access to a robust carrier rate and tariff database where users can store, retrieve and coordinate critical pricing information. It contains applications to calculate bottom-line service rates via the Web, including inland charges, fuel adjustments and currency conversions.

c) Multimodal Transportation Management: This suite of applications enables companies to create and execute mode, carrier and rate combination for all shipments. Inventory and sourcing optimization allows users to assess the day's shipments and to select the most appropriate, cost-effective source and carrier(s) based on entered contracts. Applications in this suite offer contract negotiation optimization, load building, shipment rating, load booking and tendering and spot pricing.

(2)  LOGISTICS SOFTWARE

Descartes' Logistics Software is comprised of the Routing and Scheduling solution. This solution integrates delivery order fulfillment with customer service. The technology allows dispatchers to optimally plan and manage routes and leverage wireless communications for better stop sequencing and better fleet management.

(3)  CONSULTING SERVICES

Descartes' consultants provide a variety of professional services to customers. These services include project management and consulting services to assist in configuration, implementation and deployment of the Company's solutions. Descartes offers a variety of site-specific technical and consulting services to assist in all phases of the implementation process. The Company also provides assistance in integrating its products with the customer's existing software. In addition, Descartes offers training services that provide customers with a formalized program to ensure that applications are implemented and utilized in an efficient and cost-effective manner. Professional services are priced separately on a time and materials basis.

(4)  CUSTOMER SERVICE AND SUPPORT

The Company is committed to using customer support practices consistent with those of large software and network companies. The Company provides worldwide support to its customers through regional support centres located in Canada, the United States, the Netherlands, and Australia. Support is available 24-hours-a-day, 7-days-per-week via telephone, fax or e-mail.

(5)  HARDWARE SALES

The Company occasionally bundles value-added and, to a lesser extent, non-value-added hardware with its software to provide a total solution to customers. Value-added hardware
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consists of mobile computers and communications products. Non-value-added hardware consists of application servers and related communications products. Revenues from the sales of third-party hardware has declined over the past three years and is no longer a significant contributor to total revenues.

4.3  REVENUE SOURCES

Descartes' revenues are generated from the following main sources:

  o  technology transfer fees for licensing Descartes' software;
  o  network usage fees for accessing Descartes' GLSN;
  o  subscription fees for access to Descartes' network services;
  o fees for consulting services and customer support and maintenance services; and
  o  sale of hardware products.

The following table sets forth the Company's revenue sources for the fiscal years ended January 31, 2002 and 2001.
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REVENUES                           Fiscal year ended January 31,
                                2002                           2001
                        Amount                         Amount
                    (U.S. dollars  Percentage of   (U.S. dollars  Percentage of
                    in thousands)  Total Revenues  in thousands)  Total Revenues
--------------------------------------------------------------------------------
License and network     67,256            85%          52,221            79%
Services                12,266            15%          14,207            21%
Hardware                    --            --              221            --
--------------------------------------------------------------------------------
Total revenues          79,522        100.00%          66,649        100.00%
--------------------------------------------------------------------------------

4.4  CUSTOMER BASE

Descartes' customers are globally diverse, and many are blue-chip and leaders in a variety of industries. These businesses include manufacturers, transportation carriers, third-party logistics companies, freight forwarding companies, home delivery operations and field service organizations, as well as new market aggregators such as Internet-based marketplaces, vertical portals and transportation exchanges.

4.5  SALES AND MARKETING

(1)  SALES FORCE

The Company has undertaken a strategy of establishing a world class sales organization through the hiring of experienced industry sales management and sales professionals. At present, the Company sells most of its products and services through a direct sales team that is aligned
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according to industry business units or by allocation to major accounts or specific territories. As of January 31, 2002, the Company employed a total of 119 individuals in sales and marketing.

The Company has representative international offices in France, Germany, the Netherlands, the United Kingdom, Australia, Singapore, Hong Kong, Japan, and South Korea. In addition to its direct international sales force of 57 sales professionals, the Company sells its software products internationally through a network of over 20 distributors. This network extends to over 30 countries worldwide.

(2)  STRATEGIC MARKETING ALLIANCES

The Company also forms strategic alliances with various companies in different geographies, in different industries and for different products with the goal of expanding the Company's market base. Typically, an alliance participant will market the Company's products in a geography and refer customers to the Company, in exchange for a fee in respect of new customers generated by the alliance participant.

4.6  RESEARCH AND DEVELOPMENT

The Company believes that its future success depends in large part on its ability to maintain and enhance its current product lines, and to enhance its market positioning through the deployment of emerging technologies. Accordingly, the Company continuously invests in product development to ensure that substantial resources are focused on developing new products or enhancements to its existing products. The Company believes that such expenditures are critical to its success. In the year ended January 31, 2002, the Company incurred research and development expenses of approximately $25.4 million.

The Company has made a substantial investment in research and development over the last several years. The Company's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements, respond to competitive products and achieve market acceptance. As of January 31, 2002, the Company employed a total of 175 individuals in its research and development activities.

4.7  COMPETITION

Although the Company has experienced limited competition to date from products with comparable capabilities, the market for the Company's products is nevertheless highly competitive and subject to rapid technological change and the Company expects competition to increase in the future. To maintain and improve its competitive position, the Company must continue to develop and introduce in a timely and cost effective manner new products, product features and services to keep pace with its competitors.

The Company competes or may compete, directly or indirectly, with the following:
(i) application software vendors positioned as supply chain execution and other best-of-breed vendors; (ii) internal development efforts by corporate information technology departments; (iii) middleware vendors that provide integration software; (iv) application software vendors, including enterprise resource planning software vendors and business-to-business e-commerce
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vendors which may expand their current offerings into Internet fulfillment, some of whom may from time to time jointly market the Company's products as a complement to their own systems; (v) other business application software vendors, including supply chain planning software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, Internet fulfillment solutions. The Company also expects to face additional competition as other established and emerging companies enter the market for Internet-based logistics solutions and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers.

The principal competitive factors affecting the market for the Company's products include vendor and product reputation; expertise and experience in implementing products in the customer's industry sector; product architecture, functionality and features; cost of ownership; ease and speed of implementation; customer support; product quality, price and performance; and product attributes such as flexibility, scalability, compatibility, functionality and ease of use. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations.

4.8  INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

The Company's success depends significantly on its proprietary technology. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, license agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights in its products and technology. The source codes and routing algorithms for the Company's products and technology are protected both as trade secrets and as unpublished copyrighted works. The Company currently has one U.S. patent for technology used in its dynamic vehicle routing application and has another U.S. patent pending for certain technological processes contained in its network architecture, which is based on a patent that has been issued to the Company in the Netherlands. The Company has registered or applied for registration of certain trademarks and service marks, and will continue to evaluate the registration of additional trademarks and service marks as appropriate.

The Company also utilizes certain software technologies and other technologies, such as geographic data and business intelligence applications that it licenses from third parties, generally on a non-exclusive basis, including software that is integrated with internally developed software and used in the Company's products to perform key functions. These thirdparty licenses generally require the payment of royalties based on sales of the product in which the technology is used.

Descartes' network customers may use electronic logistics information generated by the customer, or by third parties on behalf of the customer, in connection with the customer's use of Descartes' network services. Descartes' customers are responsible for procuring and paying for the generation of such electronic logistics information and the right to use such electronic logistics information in connection with Descartes' network services.
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4.9  EMPLOYEES

As of January 31, 2002, the Company employed 636 full time staff. Of the 636 employees, 119 of the individuals are engaged in sales and marketing, 124 are in professional services, which includes implementation services, 175 are in research and development and 82 are in administration and finance. Geographically, 474 employees are located in North America, 132 are located in Europe, 28 are located in Asia/Pacific and 2 are located in Central America. No employees are parties to, or covered by, any collective bargaining agreements, although the Company has a "Works Council" in the Netherlands as required by the laws of that jurisdiction. Management believes that its relationship with its employees is good and that the future success of the Company depends in large part on its ability to attract and retain qualified personnel.

4.10  RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE FLUCTUATIONS

In fiscal 2002 and fiscal 2001, sales outside of North America accounted for approximately 30% and 32% respectively, of the Company's total revenues. The Company believes that profitability and continued growth will require expansion of its sales in international markets. Accordingly, the Company expects to continue to devote resources in an effort to increase sales outside North America. The Company's international revenues are subject to risks associated with foreign sales, including unexpected changes in legal and regulatory requirements, export restrictions, changes in tariffs, exchange rates and other trade barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in management of distributors or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property, seasonality of sales and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, results of operations and financial condition. In particular, although substantially all of the Company's sales to date outside of Canada have been denominated in U.S. dollars, fluctuations in the value of the U.S. dollar in relation to foreign currencies may adversely affect the Company's sales to foreign customers. Substantially all of the Company's revenues are realized in U.S. dollars, with much smaller proportions realized in Canadian dollars, while a significant portion of the Company's expenses are incurred in Canadian dollars and other local currencies. Fluctuations in exchange rates between the U.S. dollar, the Canadian dollar and other currencies may have a material adverse effect on the Company's business, results of operations and financial condition.

ITEM 5  SELECTED CONSOLIDATED FINANCIAL INFORMATION

5.1  SELECTED CONSOLIDATED ANNUAL FINANCIAL INFORMATION

The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2002, in respect of U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), and the material entitled "Canadian GAAP Financial Information Fiscal 2002" made available to all
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shareholders of the Company and filed with various regulatory authorities, in respect of Canadian Generally Accepted Accounting Principles ("Canadian GAAP"). The Consolidated Statement of Operations Data presented below for the periods ended January 31, 2002, 2001 and 2000 and the Consolidated Balance Sheet Data as of January 31, 2002, 2001 and 2000 have been derived from financial statements audited by Deloitte & Touche LLP, independent accountants.

================================================================================
U.S. GAAP
(U.S. dollars in thousands, except per share data)
                                                 YEAR ENDED JANUARY 31,
                                         2002            2001            2000
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Total revenues                         79,522          66,649          43,665
--------------------------------------------------------------------------------
Loss*                                 (58,718)        (31,626)        (21,769)
    Loss* per common share
      (basic and fully diluted)         (1.15)          (0.72)          (0.59)
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:

Total assets                          388,522         400,964          90,359
Long-term debt                         73,500          75,000              --
Total shareholders' equity            295,602         300,490          75,661
================================================================================
* After an extraordinary item of $352,000 representing the gain on purchase of convertible debentures, or 1 cent per share.


================================================================================
CANADIAN GAAP
(U.S. dollars in thousands, except per share data)
                                                 YEAR ENDED JANUARY 31,
                                         2002            2001            2000
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Total revenues                         79,522          66,649          43,665
Loss                                  (65,318)        (25,036)        (24,524)
    Loss per common share
      (basic and fully diluted)         (1.28)          (0.57)          (0.67)
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:

Total assets                          393,657         413,119          97,013
Long-term debt                         63,596          62,495               -
Total shareholders' equity            310,641         325,150          82,315
================================================================================

5.2  DIVIDEND POLICY

Descartes has not paid any cash dividends on its common shares to date. The Company currently intends to retain earnings to finance the operations of the business and, therefore, the Company does not anticipate paying cash dividends in the foreseeable future. The Company's dividend policy will be reviewed from time to time in the context of the Company's earnings, financial condition and other relevant factors.
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ITEM 6  MANAGEMENT'S DISCUSSION AND ANALYSIS

Reference is made to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2002 in respect of U.S. GAAP, and to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the material entitled "Canadian GAAP Financial Information Fiscal 2002" made available to all shareholders of the Company and filed with various regulatory authorities in respect of Canadian GAAP, both of which are incorporated herein by reference, specifically including the section entitled "Risk Factors."

ITEM 7  MARKET FOR SECURITIES

The common shares of the Company are listed on the Toronto Stock Exchange under the symbol "DSG" and quoted on the Nasdaq National Market under the symbol "DSGX".

ITEM 8  DIRECTORS AND OFFICERS

8.1  SUMMARY INFORMATION

The following table sets forth the name, municipality of residence and office held by each of the executive officers and directors of the Company as at January 31, 2002. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed. The Company does not have an Executive Committee.

NAME AND MUNICIPALITY
    OF RESIDENCE          OFFICE HELD
---------------------     -----------
PETER SCHWARTZ            Director, Chairman and Co-Chief Executive Officer (1)
Waterloo, Ontario

MANUEL PIETRA,            Co-Chief Executive Officer & President (1)
Coral Gables, Fla.

COLLEY CLARKE             Executive Vice-President, Finance and Chief Financial
Waterloo, Ontario         Officer

WILLEM GALLE              Vice-Chairman (2)
Waterloo, Ontario

MEL STEINKE               President, Customer and Network Operations
Waterloo, Ontario

PAUL LAUFERT              Executive Vice-President, Corporate Development and
Cambridge, Ontario        Corporate Secretary

ART MESHER                Executive Vice-President, Corporate Strategy and
Waterloo, Ontario         Business Development

JOHN ALBRIGHT(3)(4)       Director
Toronto, Ontario
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NAME AND MUNICIPALITY
    OF RESIDENCE          OFFICE HELD
---------------------     -----------
JAMES BALSILLIE(3)        Director
Kitchener, Ontario

CHRIS HEWAT(4)            Director
Toronto, Ontario

DR. STEPHEN WATT(3)(4)    Director
London, Ontario
______________
(1) Mr. Schwartz was Chairman and Chief Executive Officer throughout the fiscal year ended January 31, 2002. Mr. Schwartz was appointed Chairman and Co-Chief Executive Officer of the Corporation in February 2002. Mr. Pietra was appointed Co-Chief Executive Officer and President of the Corporation in February 2002.
(2) Mr. Galle was Chief Operating Officer of the Corporation until August 20, 2002, at which point he was appointed President and Chief Operating Officer of the Corporation. Mr. Galle was appointed Vice-Chairman of the Corporation in February 2002 at which point he resigned his other offices.
(3)  Member of the Audit Committee.
(4)  Member of the Compensation Committee.

The principal occupations of each of the directors and executive officers of the Company during the past five years are as follows:

     o Peter Schwartz was named Chairman and Chief Executive Officer of the Company in November 1997, was re-appointed Chairman and appointed Co-Chief Executive Officer in February 2002 and has been a director of the Company since February 1996. Prior to that appointment, Mr. Schwartz served as President and Chief Executive Officer from 1995.

     o Manuel Pietra was named President and Co-Chief Executive Officer of the Corporation in February 2002. Prior to this appointment, Mr. Pietra was a strategic advisor to the Company for a period of four months. Prior to joining the Company, Mr. Pietra was held positions as Founder and Managing Partner of Numbers@Work, a venture fund and consulting firm for the technology and, prior to that, a senior executive position with Baan International B.V.'s Baan Americas division.

     o Colley Clarke joined the Company in January 2000 as Executive Vice-President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Clarke held several senior executive and financial positions including Senior Vice President Strategic Planning and Chief Financial Officer for BCE Media Inc. from June 1998 to October 1999, and prior to that, Senior Vice President and Chief Financial Officer of Canadian Satellite Communications Inc.

     o Willem Galle joined the Company in June 1998 as Executive Vice-President, Products and Technology and was appointed Chief Operating Officer in March 2000, and was appointed President in August 2001. Mr. Galle was appointed Vice-Chairman in February 2002, at which point he resigned his other offices. Prior to joining the Company, Mr. Galle was Chief Executive Officer of Calixon N.V. from 1995 through June 1998, when the assets of Calixon were acquired by the Company.
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                                       14

     o Mel Steinke joined the Company in May 2001 as President, Customer and Network Operations. Prior to joining the Company, Mr. Steinke was Executive Vice- President, U.S. Operations, at CGI Group. Prior to that, Mr. Steinke spent nine years as President and Chief Executive Officer of Deloitte Consulting/DRT Systems, one of Canada's five largest IT consulting companies.

     o Paul Laufert joined the Company in September 1997 as Executive Vice-President, Corporate Development and Corporate Secretary. Prior to joining the Company, Mr. Laufert held similar senior management positions with Mortice Kern Systems Inc., a software vendor, from February 1996 until he joined the Company.

     o Art Mesher joined the Company in May 1998 as Executive Vice-President, Corporate Strategy and Business Development. Prior to joining the Company, Mr. Mesher was research director for Gartner Group's Integrated Logistics Strategies Service from May 1995 until he joined the Company.

     o John Albright has been an outside member of the Company's board of directors since November 1996. Since May 1996, Mr. Albright has been President of J.L. Albright Venture Partners Inc., a venture capital firm that specializes in making investments in emerging information technology companies. J.L. Albright Venture Partners Inc. is an associate of Sofinov, a wholly-owned subsidiary of La Caisse de Depots et Placements du Quebec, and Griffiths McBurney & Partners.

     o James Balsillie has been an outside member of the Company's board of directors since November 1996 and is presently Chairman and Co-Chief Executive Officer of Research in Motion Limited, a company engaged in the business of developing and supplying radios and other access devices for use in wireless communications systems.

     o Chris Hewat has been an outside member of the Company's board of directors since June 2000. For the past five years, Mr. Hewat has been a partner at the law firm of Blake, Cassels & Graydon LLP.

     o Dr. Stephen Watt has been an outside member of the Company's board of directors since June 2001. For the past five years, Dr. Watt has been a professor in, and Chairman of, the Department of Computer Science at the University of Western Ontario.

To the knowledge of the Company, as at June 4, 2002, the directors and executive officers of the Company as a group beneficially owned, directly or indirectly, approximately 727,000 common shares of the Company, representing approximately 1.39% of the common shares then outstanding.

8.2  COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, among other things, recommends the independent accountants to the Company to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with the Company's
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                                       15


executive officers and the independent accountants the Company's interim and year-end operating results and the non-audit services to be performed by the independent accountants and considers the adequacy of the internal accounting controls and audit procedures of the Company. The Compensation Committee reviews and recommends the compensation arrangements for the co-Chief Executive Officer of the Company and the individual members of the board of directors of the Company. None of the members of the Audit Committee or the Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries.

ITEM 9 ADDITIONAL INFORMATION

Additional information including directors' and officers' remuneration and indebtedness, options to purchase securities, interests of insiders in material transactions and principal holders of the Company's securities, where applicable, is contained in the Company's management information circular dated June 4, 2002 for the Company's annual meeting of shareholders held on July 9, 2002. Additional financial information is provided in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and the report of the Company's auditors thereon contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2002 in respect of U.S. GAAP, and the material entitled "Canadian GAAP Financial Information Fiscal 2002" made available to all shareholders of the Company and filed with various regulatory authorities in respect of Canadian GAAP. Copies of such documents, together with copies of any interim financial statements of the Company subsequent to the financial statements for the year ended January 31, 2002, copies of this Annual Information Form and copies of any documents or the pertinent pages of any documents incorporated by reference in this Annual Information Form, are available upon request from the Company's Corporate Secretary, provided that the Company may require payment of a reasonable charge if the request is made by a person who is not a security holder of the Company. At any time when securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, a copy of the foregoing documents, together with a copy of any other documents that are incorporated by reference into the short form prospectus or the preliminary short form prospectus may be obtained without charge upon request from the Company's Corporate Secretary.